EXHIBIT 1.1

Execution Version

UNDERWRITING AGREEMENT

March 17, 2020

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039

Ladies and Gentlemen:

We (the “Manager”) understand that Exxon Mobil Corporation, a New Jersey corporation (the “Company”), proposes to issue and sell $1,500,000,000 aggregate principal amount of its 2.992% Notes due 2025 (the “2025 Fixed Rate Notes”), $1,000,000,000 aggregate principal amount of its 3.294% Notes due 2027 (the “2027 Fixed Rate Notes”), $2,000,000,000 aggregate principal amount of its 3.482% Notes due 2030 (the “2030 Fixed Rate Notes”), $1,250,000,000 aggregate principal amount of its 4.227% Notes due 2040 (the “2040 Fixed Rate Notes”) and $2,750,000,000 aggregate principal amount of its 4.327% Notes due 2050 (the “2050 Fixed Rate Notes” and, together with the 2025 Fixed Rate Notes, the 2027 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2040 Fixed Rate Notes, the “Fixed Rate Notes”, the “Notes” or the “Offered Securities.”

Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and the underwriters named below (the “Underwriters”) severally agree to purchase (i) the 2025 Fixed Rate Notes at 99.880% of the principal amount of such 2025 Fixed Rate Notes and accrued interest from March 19, 2020, if any, to the date of payment and delivery, (ii) the 2027 Fixed Rate Notes at 99.850% of the principal amount of such 2027 Fixed Rate Notes and accrued interest from March 19, 2020, if any, to the date of payment and delivery, (iii) the 2030 Fixed Rate Notes at 99.800% of the principal amount of such 2030 Fixed Rate Notes and accrued interest from March 19, 2020, if any, to the date of payment and delivery, (iv) the 2040 Fixed Rate Notes at 99.700% of the principal amount of such 2040 Fixed Rate Notes and accrued interest from March 19, 2020, if any, to the date of payment and delivery and (v) the 2050 Fixed Rate Notes at 99.575% of the principal amount of such 2050 Fixed Rate Notes and accrued interest from March 19, 2020, if any, to the date of payment and delivery.

Name of Underwriter	Principal Amount of 2025 Fixed Rate Notes	Principal Amount of 2027 Fixed Rate Notes	Principal Amount of 2030 Fixed Rate Notes	Principal Amount of 2040 Fixed Rate Notes	Principal Amount of 2050 Fixed Rate Notes
BofA Securities, Inc.	$393,000,000	$262,000,000	$524,000,000	$327,500,000	$720,500,000
Citigroup Global Markets Inc.	393,000,000	262,000,000	524,000,000	327,500,000	720,500,000
J.P. Morgan Securities LLC	393,000,000	262,000,000	524,000,000	327,500,000	720,500,000
Barclays Capital Inc.	93,750,000	62,500,000	125,000,000	78,125,000	171,875,000
Morgan Stanley & Co. LLC	93,750,000	62,500,000	125,000,000	78,125,000	171,875,000
BNP Paribas Securities Corp.	10,500,000	7,000,000	14,000,000	8,750,000	19,250,000
Deutsche Bank Securities Inc.	10,500,000	7,000,000	14,000,000	8,750,000	19,250,000
HSBC Securities (USA) Inc.	10,500,000	7,000,000	14,000,000	8,750,000	19,250,000
Mizuho Securities USA LLC	10,500,000	7,000,000	14,000,000	8,750,000	19,250,000
SG Americas Securities, LLC	10,500,000	7,000,000	14,000,000	8,750,000	19,250,000
Standard Chartered Bank	10,500,000	7,000,000	14,000,000	8,750,000	19,250,000
Wells Fargo Securities, LLC	10,500,000	7,000,000	14,000,000	8,750,000	19,250,000
Banca IMI S.p.A	5,455,000	3,636,000	7,273,000	4,545,000	10,000,000
Credit Agricole Securities (USA) Inc.	5,455,000	3,636,000	7,273,000	4,545,000	10,000,000
Goldman Sachs & Co. LLC	5,455,000	3,636,000	7,273,000	4,545,000	10,000,000
Loop Capital Markets LLC	5,455,000	3,636,000	7,273,000	4,545,000	10,000,000
RBC Capital Markets, LLC	5,455,000	3,636,000	7,273,000	4,545,000	10,000,000
Santander Investment Securities Inc.	5,455,000	3,636,000	7,273,000	4,545,000	10,000,000
Scotia Capital (USA) Inc.	5,454,000	3,636,000	7,273,000	4,546,000	10,000,000
SMBC Nikko Securities America, Inc.	5,454,000	3,637,000	7,273,000	4,546,000	10,000,000
The Standard Bank of South Africa Limited	5,454,000	3,637,000	7,272,000	4,546,000	10,000,000
Siebert Williams Shank & Co., LLC	5,454,000	3,637,000	7,272,000	4,546,000	10,000,000
U.S. Bancorp Investments, Inc.	5,454,000	3,637,000	7,272,000	4,546,000	10,000,000

Total:	$1,500,000,000	$1,000,000,000	$2,000,000,000	$1,250,000,000	$2,750,000,000

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Upon delivery of such Offered Securities, the Underwriters will pay for such Offered Securities at a closing to be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 10:00 a.m. (New York time) on March 19, 2020, or at such other time as shall be designated by the Manager.

The Offered Securities will have the terms and conditions set forth in “Description of Notes” in the prospectus supplement for the Offered Securities, dated March 17, 2020, and terms defined therein will have the same meanings when used in this Agreement. The following is a summary of such terms and conditions for the Offered Securities:

Principal Amount:	(i) $1,500,000,000 for the 2025 Fixed Rate Notes, (ii) $1,000,000,000 for the 2027 Fixed Rate Notes, (iii) $2,000,000,000 for the 2030 Fixed Rate Notes, (iv) $1,250,000,000 for the 2040 Fixed Rate Notes and (v) $2,750,000,000 for the 2050 Fixed Rate Notes, in each case subject to further issuances, as described below.

Maturity:	(i) March 19, 2025, for the 2025 Fixed Rate Notes, (ii) March 19, 2027, for the 2027 Fixed Rate Notes, (iii) March 19, 2030, for the 2030 Fixed Rate Notes, (iv) March 19, 2040, for the 2040 Fixed Rate Notes and (v) March 19, 2050, for the 2050 Fixed Rate Notes.

Interest Rate:	(i) 2.992% per annum for the 2025 Fixed Rate Notes, (ii) 3.294% per annum for the 2027 Fixed Rate Notes, (iii) 3.482% per annum for the 2030 Fixed Rate Notes, (iv) 4.227% per annum for the 2040 Fixed Rate Notes, and (v) 4.327% per annum for the 2050 Fixed Rate Notes, in each case computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption Provisions:	The Company may redeem (i) all or a portion of the 2025 Fixed Rate Notes at any time prior to February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), (ii) all or a portion of the 2027 Fixed Rate Notes at any time prior to January 19, 2027 (two months prior to the maturity date of the 2027 Fixed Rate Notes), (iii) all or a portion of the 2030 Fixed Rate Notes at any time prior to December 19, 2029 (three months prior to the maturity date of the 2030 Fixed Rate Notes), (iv) all or a portion of the 2040 Fixed Rate Notes, at any time prior to September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) or (v) all or a portion of the 2050 Fixed Rate Notes, at any time prior to September 19, 2049 (six months prior to the maturity date of the 2050 Fixed Rate Notes), at a redemption price equal to the greater of (a) 100% of the principal amount of the 2025 Fixed Rate Notes, the 2027 Fixed Rate Notes, the 2030 Fixed Rate Notes, the 2040

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Fixed Rate Notes or the 2050 Fixed Rate Notes, as the case may be, then outstanding to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the 2025 Fixed Rate Notes, the 2027 Fixed Rate Notes, the 2030 Fixed Rate Notes, the 2040 Fixed Rate Notes or the 2050 Fixed Rate Notes, as the case may be, to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined under “Description of Notes” in the prospectus supplement for the Notes), plus (i) 35 basis points, in the case of any redemption of the 2025 Fixed Rate Notes, (ii) 35 basis points, in the case of any redemption of the 2027 Fixed Rate Notes, (iii) 40 basis points, in the case of any redemption of the 2030 Fixed Rate Notes, (iv) 40 basis points, in the case of any redemption of the 2040 Fixed Rate Notes or (v) 40 basis points in the case of any redemption of the 2050 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

In addition, (i) in the case of the 2025 Fixed Rate Notes, on and after February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), (ii) in the case of the 2027 Fixed Rate Notes, on and after January 19, 2027 (two months prior to the maturity date of the 2027 Fixed Rate Notes), (iii) in the case of the 2030 Fixed Rate Notes, on and after December 19, 2029 (three months prior to the maturity date of the 2030 Fixed Rate Notes), (iv) in the case of the 2040 Fixed Rate Notes, on and after September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) and (v) in the case of the 2050 Fixed Rate Notes, on and after September 19, 2049 (six months prior to the maturity date of the 2050 Fixed Rate Notes), the Company may redeem the 2025 Fixed Rate Notes, 2027 Fixed Rate Notes, 2030 Fixed Rate Notes, 2040 Fixed Rate Notes or the 2050 Fixed Rate Notes, as applicable, at its option, at any time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Fixed Rate Notes, 2027 Fixed Rate Notes, 2030 Fixed Rate Notes, 2040 Fixed Rate Notes or the 2050 Fixed Rate Notes, as applicable, to be redeemed, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

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Interest Payment Dates:	March 19 and September 19, commencing September 19, 2020 (the Interest payable on September 19, 2020 being in respect of the period commencing March 19, 2020) for each series of the Fixed Rate Notes.

Form and Denomination:	Global Security held through book-entry facilities of The Depository Trust Company (as described under “Description of Notes” in the prospectus supplement for the Notes). The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances:	The Company may, without notice to or consent of the holders of a series of the Notes, increase the aggregate principal amount of such series of Notes and issue such increased principal amount (or any portion thereof), in which case any such additional notes may be consolidated and form a single series with the Notes of the applicable series, provided that, if the additional notes are not fungible with the Notes of such series, for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

For purposes of Section VIII of the Standard Provisions, we confirm that we have furnished to the Company for use in the preliminary prospectus supplement for the Offered Securities dated March 17, 2020 and the prospectus supplement for the Offered Securities to be dated March 17, 2020:

(a) The second and third sentence of the third paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning the dealer concessions and reallowances;

(b) The first, second, third and fourth sentence of the sixth paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning short sales, stabilizing transactions and purchases to cover positions created by short sale by the Underwriters;

(c) The fifth sentence of the seventh paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning market making by the Underwriters; and

(d) The third and fourth sentence of the tenth paragraph of text under “Underwriting” in such preliminary prospectus supplement and prospectus supplement, concerning other relationships between the Underwriters or their affiliates and the Company.

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All of the provisions contained in the Standard Provisions are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Notwithstanding the preceding sentence, in the event of any conflict between the Standard Provisions and this Agreement, the provisions of this Agreement shall control.

In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

The term “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). The term “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). The term “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. The term “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understandings between the Company, any Underwriter organized in the United Kingdom or in a member state of the European Economic Area which has implemented the Bail-in Legislation (each a “BRRD Party”) and the Underwriters, each BRRD Party acknowledges and accepts that a BRRD Liability (as defined below) arising under this Agreement may be subject to the exercise of Bail-in Powers (as defined below) by the Relevant Resolution Authority (as defined below), and acknowledges, accepts, and agrees to be bound by:

i.

the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of a BRRD Party (“Relevant BRRD Party”) to the other BRRD Party under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

a.	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

b.

the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Relevant BRRD Party or another person (and the issue to or conferral on the other BRRD Party of such shares, securities or obligations);

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c.	the cancellation of the BRRD Liability; and/or

d.	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

ii.	the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

The term “Bail-in Legislation” means (i) in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time and (ii) in relation to the UK, Part I of the U.K. Banking Act 2009 and any other law, regulation, rule or requirement applicable from time to time in the U.K. relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings). The term “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation. The term “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. The term “BRRD Liability” means a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised. “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com. The term “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Company. The term “Write-down and Conversion Powers” means the powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

The term “Depositary” as used therein shall mean The Depository Trust Company, the term “Trade Date” as used therein shall mean March 17, 2020, and the term “Manager” as used therein shall mean BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, whose authority thereunder may be exercised by them jointly.

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For themselves and on behalf of the several Underwriters named above.

Very truly yours,

BOFA SECURITIES, INC.

By:	/s/ Sandeep Chawla
	Name:	Sandeep Chawla
	Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian Bednarski
	Name:	Brian Bednarski
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
	Name:	Robert Bottamedi
	Title:	Executive Director

Accepted:

EXXON MOBIL CORPORATION

By:	/s/ R.N. Schleckser
Name: R.N. Schleckser
Title: Vice President and Treasurer

Schedule A

General Use Free Writing Prospectuses

1)	Pricing Term Sheet for the Offered Securities, dated March 17, 2020 (set forth in Schedule B)

A-1

Schedule B

Exxon Mobil Corporation

$1,500,000,000 2.992% Notes due 2025 (the “2025 Fixed Rate Notes”)

$1,000,000,000 3.294% Notes due 2027 (the “2027 Fixed Rate Notes”)

$2,000,000,000 3.482% Notes due 2030 (the “2030 Fixed Rate Notes”)

$1,250,000,000 4.227% Notes due 2040 (the “2040 Fixed Rate Notes”)

$2,750,000,000 4.327% Notes due 2050 (the “2050 Fixed Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior unsecured fixed rate notes

Principal Amount:	$1,500,000,000 of 2025 Fixed Rate Notes $1,000,000,000 of 2027 Fixed Rate Notes $2,000,000,000 of 2030 Fixed Rate Notes $1,250,000,000 of 2040 Fixed Rate Notes $2,750,000,000 of 2050 Fixed Rate Notes

Maturity Date:

March 19, 2025 for the 2025 Fixed Rate Notes

March 19, 2027 for the 2027 Fixed Rate Notes

March 19, 2030 for the 2030 Fixed Rate Notes

March 19, 2040 for the 2040 Fixed Rate Notes

March 19, 2050 for the 2050 Fixed Rate Notes

Coupon (Interest Rate):

2.992% per annum for the 2025 Fixed Rate Notes

3.294% per annum for the 2027 Fixed Rate Notes

3.482% per annum for the 2030 Fixed Rate Notes

4.227% per annum for the 2040 Fixed Rate Notes

4.327% per annum for the 2050 Fixed Rate Notes

Interest Payment Dates:	Semi-annually each March 19 and September 19, commencing September 19, 2020, for the 2025 Fixed Rate Notes, the 2027 Fixed Rate Notes, the 2030 Fixed Rate Notes, the 2040 Fixed Rate Notes and the 2050 Fixed Rate Notes

Price to Public:	100.000% for the 2025 Fixed Rate Notes 100.000% for the 2027 Fixed Rate Notes 100.000% for the 2030 Fixed Rate Notes 100.000% for the 2040 Fixed Rate Notes 100.000% for the 2050 Fixed Rate Notes

Benchmark Treasury:

1.125% due February 28, 2025 for the 2025 Fixed Rate Notes

1.125% due February 28, 2027 for the 2027 Fixed Rate Notes

1.500% due February 15, 2030 for the 2030 Fixed Rate Notes

2.375% due November 15, 2049 for the 2040 Fixed Rate Notes

2.375% due November 15, 2049 for the 2050 Fixed Rate Notes

Benchmark Treasury Yield:	0.742% for the 2025 Fixed Rate Notes 0.994% for the 2027 Fixed Rate Notes 1.082% for the 2030 Fixed Rate Notes 1.727% for the 2040 Fixed Rate Notes 1.727% for the 2050 Fixed Rate Notes

Spread to Benchmark Treasury:

+225 basis points for the 2025 Fixed Rate Notes

+230 basis points for the 2027 Fixed Rate Notes

+240 basis points for the 2030 Fixed Rate Notes

+250 basis points for the 2040 Fixed Rate Notes

+260 basis points for the 2050 Fixed Rate Notes

Yield to Maturity:	2.992% for the 2025 Fixed Rate Notes 3.294% for the 2027 Fixed Rate Notes 3.482% for the 2030 Fixed Rate Notes 4.227% for the 2040 Fixed Rate Notes 4.327% for the 2050 Fixed Rate Notes

Make-Whole Call:	All or a portion of the Fixed Rate Notes will be redeemable at a redemption price equal to the greater of (x) 100% of the principal amount of the Fixed Rate Notes then outstanding to be redeemed or (y) the sum of the present values of the remaining scheduled payments of principal and interest (excluding accrued and unpaid interest to, but excluding, the date of redemption) on the Fixed Rate Notes to be redeemed discounted to their present value as of the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), (i) at any time prior to February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2025 Fixed Rate Notes, (ii) at any time prior to January 19, 2027 (two months prior to the maturity date of the 2027 Fixed Rate Notes) at a discount rate of Treasury plus 35 basis points, for the 2027 Fixed Rate Notes, (iii) at any time prior to December 19, 2029 (three months prior to the maturity date of the 2030 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2030 Fixed Rate Notes, (iv) at any time prior to September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2040 Fixed Rate Notes, and (v) at any time prior to September 19, 2049 (six months prior to the maturity date of the 2050 Fixed Rate Notes) at a discount rate of Treasury plus 40 basis points, for the 2050 Fixed Rate Notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption

Par Call:

At any time on and after February 19, 2025 (one month prior to the maturity date of the 2025 Fixed Rate Notes), the Company may redeem the 2025 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2025 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after January 19, 2027 (two months prior to the maturity date of the 2027 Fixed Rate Notes), the Company may redeem the 2027 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2027 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after December 19, 2029 (three months prior to the maturity date of the 2030 Fixed Rate Notes), the Company may redeem the 2030 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2030 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after September 19, 2039 (six months prior to the maturity date of the 2040 Fixed Rate Notes), the Company may redeem the 2040 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2040 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

At any time on and after September 19, 2049 (six months prior to the maturity date of the 2050 Fixed Rate Notes), the Company may redeem the 2050 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2050 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

Trade Date:	March 17, 2020

Settlement Date:	March 19, 2020 (T+2)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:

30231G BH4/US30231GBH48 for the 2025 Fixed Rate Notes

30231G BJ0/US30231GBJ04 for the 2027 Fixed Rate Notes

30231G BK7/US30231GBK76 for the 2030 Fixed Rate Notes

30231G BF8/US30231GBF81 for the 2040 Fixed Rate Notes

30231G BG6/US30231GBG64 for the 2050 Fixed Rate Notes

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA LLC SG Americas Securities, LLC Standard Chartered Bank Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Loop Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

The Standard Bank of South Africa Limited

Siebert Williams Shank & Co., LLC

U.S. Bancorp Investments, Inc.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BofA Securities, Inc. at 1-800-294-1322; Citigroup Global Markets Inc. at 1-800-831-9146 or J.P. Morgan Securities LLC at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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